Exhibit 99.1

August 29, 2005

FOR IMMEDIATE RELEASE:


CONTACT:
   Alan C. Bergold, President
   HIA, Inc.
   1105 West 122nd Avenue
   Westminster, Colorado 80234
   (303) 350-3282

      HIA, Inc. Announces Proposed Transaction to Terminate SEC Registration

WESTMINSTER, COLORADO - HIA, Inc. announced today that its Board of Directors has approved a 1-for-45,000 reverse stock split. If the transaction is implemented, HIA would have fewer than 300 shareholders of record, which would enable the company to voluntarily terminate the registration of its common stock under the Securities Exchange Act of 1934. As a result, HIA would no longer be required to file periodic reports and other information with the Securities and Exchange Commission.

Under the terms of the reverse split transaction, shareholders holding fewer than 45,000 shares of HIA common stock immediately before the transaction would receive from HIA a cash payment in lieu of a fractional share at the rate of $0.60 per pre-split share. Shareholders holding 45,000 or more shares would receive one post-split share for each 45,000 shares held immediately before the transaction and cash in lieu of any fractional share resulting from the transaction at the rate of $0.60 per pre-split share.

The Board of Directors retained and received an opinion from St. Charles Capital, LLC, that the cash consideration to be paid in the proposed reverse split transaction is fair, from a financial point of view, to HIA's shareholders.

HIA anticipates that the termination of its registration with the Securities and Exchange Commission will save the company approximately $210,000 in its 2006 fiscal year and an estimated $150,000 per year thereafter. Although the costs of being an SEC reporting company have always been high in relation to HIA's size, these costs have increased significantly as a result of the passage of the Sarbanes-Oxley Act and the ensuing SEC rules and are expected to continue to increase in the future.

The reverse split transaction is subject to approval by the holders of a majority of the issued and outstanding shares of HIA's common stock. Shareholders of HIA will be asked to approve the reverse split transaction at a special meeting. HIA's directors and principal executive officers, Carl
J. Bentley, Alan C. Bergold and Donald L. Champlin, who collectively own approximately 77% of the issued and outstanding shares of HIA's common stock, intend to vote their shares in favor of the reverse split transaction.
Mr. Bentley, Mr. Bergold and Mr. Champlin will collectively own approximately 97% of HIA's common stock following the transaction.

This press release is only a description of the proposed reverse split transaction and is not a solicitation of a proxy or an offer to acquire any shares of HIA's common stock. HIA intends to file a preliminary information statement and a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC outlining the transaction. All shareholders are advised to read the definitive information statement and Schedule 13E-3 carefully when the documents are available, because they will contain important information about the special meeting and the proposed reverse split transaction, including information about the directors and principal executive officers of HIA, their interests in the transaction, and related matters. Shareholders may obtain a free copy of the information statement and Schedule 13E-3 at the SEC's web site at www.sec.gov. HIA will also mail a copy of the definitive information statement prior to the special meeting to its shareholders entitled to vote at the special meeting.